Exhibit 23.2

MANHEIM

AUCTIONS

February 19, 2004

Ariel Amir

Executive Vice President and General Counsel

Autobytel Inc.

18872 MacArthur Boulevard

Irvine, CA 92612-1400

Dear Mr. Amir:

This letter will serve as permission to use our statistics, with proper identification, in your Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

As reflected in the attached, the size of the U.S. automotive market (new and used) in 2002 and 2003 was $721 billion and $750 billion, respectively.

The “attached” is Manheim’s 2004 Used Car Market Report.

Sincerely,

/s/ George Largay

George Largay

Director of Communications

678-645-2127

678-645-3001 Fax

6205 PEACHTREE DUNWOODY RD.

ATLANTA, GEORGIA 30328

800-777-2053

http://www.manheim.com